EXHIBIT 99.1

20 North Broadway Oklahoma City, Oklahoma 73102-8260	Telephone:(405) 235-3611 Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY PROVIDES FORWARD-LOOKING ESTIMATES OF
PRODUCTION, RESERVE ADDITIONS AND CAPITAL EXPENDITURES
OKLAHOMA CITY – December 3, 2007 – Devon Energy Corporation (NYSE:DVN) today provided summary estimates of 2007 and 2008 capital expenditures and reserve additions. The company also reconfirmed its oil and gas production guidance for the years 2007, 2008 and 2009. Devon will report its actual results for 2007 and provide detailed forecasts for 2008 in early February 2008.
Production Guidance
     As previously announced, Devon continues to expect to produce approximately 57 million oil-equivalent barrels (Boe) from continuing operations in the fourth quarter of 2007. This would represent an eight percent increase compared with Devon’s fourth-quarter 2006 production from continuing operations of 52.8 million Boe. Continuing operations excludes production from the company’s operations in Africa that it is divesting.
     For the full year of 2007, Devon expects to produce approximately 223 million Boe. This represents annual production growth from continuing operations of approximately 11.5 percent. The growth is a result of strong performance from Devon’s U.S. onshore properties, a full year of production from the ACG field in Azerbaijan and second-half start-ups of production from the company’s Merganser field in the deepwater Gulf of Mexico and the Polvo field offshore Brazil.
     Production from continuing operations in 2008 is expected to total 240 million to 247 million Boe. The production growth in 2008 is expected to include additional contributions from onshore properties in both Canada and the U.S., a full year of production from Merganser and continued ramp-up of production from Polvo. Devon expects further production growth in 2009, to an estimated 259 to 274 million Boe.
Strong Drill-Bit Reserve Growth Expected in 2007 and 2008
     Drill-bit capital for 2007 is estimated at $5.7 to $5.8 billion. Devon estimates that for 2007 its additions to proved reserves will be 350 million to 360 million Boe.

     The company expects to post strong reserve growth again in 2008. Devon forecasts proved reserve additions of 390 million to 410 million Boe in the coming year. Drill-bit capital for 2008 is forecast at $6.1 billion to $6.4 billion.
Summary Forecasts

	$ Billions	Millions of Oil Equivalent Barrels (MMBoe)
	Drill-Bit	Reserve	Retained
Year	(1)Capital	(2)Additions	(3)Production
2007	5.7 - 5.8	350 - 360	223
2008	6.1 - 6.4	390 - 410	240-247
2009			259-274
Notes to the table above:
(1) Drill-bit Capital includes exploration and development expenditures, plugging and abandonment charges and capitalized interest and general and administrative costs. Marketing and midstream and corporate capital are excluded.
(2) Reserve Additions include performance revisions but exclude revisions due to changes in oil, natural gas and natural gas liquids prices.
(3) Retained Production excludes production from African properties selected for divestiture.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is one of the world’s leading independent oil and gas producers and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning forecasts, estimates, expectations and objectives for future operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production, reserve additions and capital expenditures are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
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